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Exhibit 10.24

Tatum, LLC
Full-Time Regular Engagement Resources Agreement

July 16, 2007

Bob Brisco, CEO
Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Floor
El Segundo, CA 90245

Dear Mr. Brisco:

        Tatum, LLC ("Tatum") understands that Internet Brands (the "Company") has hired Alex Hansen, one of our partners, as an employee of the Company (the "Employee"). The Company acknowledges that the Employee is and will remain a partner in our firm so that he or she will have access to our firm's resources for use in his or her employment with the Company. This Full-Time Regular Engagement Resources Agreement (the "Resources Agreement") sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services. The term of this Resources Agreement commences on the date set forth above.

        Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum's obligations to the Company are exclusively those set forth in this Resources Agreement. This document will serve as the entire agreement between the Company and Tatum.

Compensation

        The Company will pay directly to Tatum, as partial compensation for the resources provided, an amount equal to (i) 20% of Salary of the Employee during the first 16 months of the term of the Resources Agreement, (ii) 12% of Salary during the 17th through 29th months, and (iii) $1,000 per month during the remainder of the term of this Resources Agreement.

        In addition, the Company will pay directly to Tatum 15% of any Cash Bonus otherwise payable to the Employee during the term of this Resources Agreement. The Employee's Cash Bonus amount will accordingly be reduced by the payment to be made directly to Tatum.

        The Company also acknowledges that it is aware that the Employee may directly share with Tatum a portion of any cash proceeds realized from any Equity Bonus that the Employee may be granted.

        For purposes hereof, (i) "Cash Bonus" means any contingent cash consideration (i.e., not yet realized in cash) that is paid, (ii) "Equity Bonus" means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted, in each case in connection with services rendered by the Employee, and (iii) "Salary" means all compensation, including severance paid to Employee, except bonuses and benefits (including the medical benefits subsidy paid to Employee). All compensation payable or deliverable to Tatum is referred to herein as the "Resource Fee."

        Payments to Tatum should be made by direct deposit through an automated clearing house ("ACH") payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

Termination

        This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee's employment with the Company or upon the Employee ceasing to be a partner of Tatum.

        In the event that either party commits a breach of this Resources Agreement and fails to cure the same within fifteen (15) following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Hiring Employee Outside of Resources Agreement

        During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those performed by Tatum Partner as contemplated by this agreement.

Insurance

        The Company will provide Tatum or the Employee with written evidence that the Company maintains directors' and officers' insurance in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Employee.

Disclaimers, Limitations of Liability & Indemnity

        It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of the Employee being a partner in Tatum) for the benefit of the Company under the terms and conditions of this Resources Agreement and to hold confidential any and all Company information obtained in connection with the Employee's employment or other involvement with the Company. The Resource Fee will be for the resources provided. Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following of declining to follow any of Tatum's advice or recommendations.

        Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum's resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

        In the event that any partner of Tatum (including without limitation the Employee to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provided evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys' fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum's customary rate for the time incurred.

        The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum's total liability will not exceed two (2) months of the then current monthly Resource Fee.

        As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this Resources Agreement, whichever is earlier.

        Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

        If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association ("AAA"), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

        Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys' fees actually incurred.

        Tatum will not use the Company's logo or name or other Company information on its website or in any press release or general circulation advertisement without the Company's prior written consent.

        Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.

        Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

        The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

        The provisions in this Resources Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors' and officers' insurance, and arbitration will survive any termination or expiration of this Resources Agreement.

        This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

        Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.

        Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Resource Fee only:

Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name: Bank of America Branch: Atlanta
Routing Number:	For ACH Payments: For Wires:
Account Name: Tatum, LLC Account Number: Please reference Internet Brands in the body of the wire.

        Please sign below and return a signed copy of this letter to indicate the Company's agreement with its terms and conditions.

        We look forward to serving you.

Sincerely yours,

TATUM, LLC
/s/ JAMES BUXBAUM Signature
James Buxbaum (Print Name)
Area Managing Partner for TATUM, LLC

Acknowledged and agreed by:

Internet Brands, Inc.
By:	/s/ B. LYNN WALSH
Title:	EVP Corp. Dev.
Date:	8-17-07

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  Exhibit 10.24
Tatum, LLC Full-Time Regular Engagement Resources Agreement